                                                                 EXHIBIT (a) (1)


                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                                DOING BUSINESS AS
                           SOURCE INTERLINK COMPANIES

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
                      TO PURCHASE SHARES OF COMMON STOCK OF
                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                                DOING BUSINESS AS
                           SOURCE INTERLINK COMPANIES
                              FOR NEW OPTIONS UNDER
                                    THE PLAN
                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
          AT 5:00 P.M., ST. LOUIS, MISSOURI TIME ON NOVEMBER 19, 2001,

                         UNLESS THE OFFER IS EXTENDED BY
                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                                DOING BUSINESS AS
                           SOURCE INTERLINK COMPANIES

         The Source Information Management Company, doing business as Source Interlink Companies, which we refer to as "Source" or the "Company," is offering employees, other than executive officers of the Company, or of any of our subsidiaries who hold non-qualified stock options or incentive stock options, the opportunity to exchange all outstanding stock options to purchase shares of our common stock at exercise prices greater than or equal to $8.00 per share granted under our Amended and Restated 1995 Incentive Stock Option Plan ("1995 Incentive Plan") and our 1998 Omnibus Plan ("the Omnibus Plan") (collectively, the 1995 Incentive Plan and the Omnibus Plan are the "Plans") for new options we will grant under the Plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying cover letter and letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange by us. We will grant the new options on or after the first business day which is at least six months and one day following the date we cancel the options accepted by us for exchange, but no later than May 22, 2002, unless we extend the period of time the offer will remain open. You may only tender options for all or none of the shares of common stock subject to an individual option grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding.

         This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to further conditions described in Section 6 of this offer to exchange.

         If you tender options and they are accepted by us for exchange, the options will be cancelled on the date we accept the options for exchange. The new options issued in exchange for the cancelled options will be issued subject to the terms of the 1995 Incentive Plan or the Omnibus Plan, depending upon under which plan the tendered option was granted, and a new stock option agreement between you and us, a copy of which you will receive when the new options are granted. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will expire on the same date as the options tendered, unless terminated earlier according to the terms and provisions of the new stock option agreement between you and the Source, and the new options will vest on the same vesting schedule as the tendered options. Options may be exercised only to the extent they are vested. The terms of the new options are described in Section 8 of this offer to exchange.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "Source". On October 16, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $4.05 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

                                    IMPORTANT

         If you wish to tender some or all of your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at The Source Information Management Company, doing business as Source Interlink Companies, Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 USA (facsimile (314) 995-9022). Delivery by e-mail will not be accepted.

         We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED COVER LETTER AND LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

         You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to The Source Information Management Company, Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 (telephone: (314) 995-9040).

                                TABLE OF CONTENTS

SUMMARY TERM SHEET................................................................................................5

INTRODUCTION.....................................................................................................10

THE OFFER........................................................................................................10

     1.  NUMBER OF OPTIONS; EXPIRATION DATE......................................................................10

     2.  PURPOSE OF THE OFFER....................................................................................11

     3.  PROCEDURES FOR TENDERING OPTIONS........................................................................12

     4.  WITHDRAWAL RIGHTS.......................................................................................13

     5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS..........................................13

     6.  CONDITIONS OF THE OFFER.................................................................................14

     7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS......................................................16

     8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS................................................17

     9.  INFORMATION REGARDING THE COMPANY.......................................................................21

     10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS...............23

     11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.....................24

     12. LEGAL MATTERS; REGULATORY APPROVALS.....................................................................24

     13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...........................................................25

     14. EXTENSION OF OFFER; TERMINATION; AMENDMENT..............................................................26

     15. FEES AND EXPENSES.......................................................................................26

     16. ADDITIONAL INFORMATION..................................................................................26

     17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS...............................................................28


SCHEDULE A--INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE SOURCE INFORMATION MANAGEMENT COMPANY

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all stock options which are outstanding under the Amended and Restated 1995 Incentive Stock Option Plan (the "1995 Incentive Plan") and the 1998 Omnibus Plan (the "Omnibus Plan") (collectively, the 1995 Incentive Plan and the Omnibus Plan are the "Plans") which have exercise prices of $8.00 per share or higher for new options to be granted under the Plans. (Section 1).

WHY ARE WE MAKING THE OFFER?

         We are making the offer in an effort to attract and retain qualified personnel in a competitive business and information technology market. We believe that our employees' participation in the equity of the Company closely aligns employee interests with the interests of shareholders. Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding incentive or non-qualified options, as the case may be, which have exercise prices of $8.00 per share or higher for new incentive or non-qualified options, depending on the type of options tendered, that will have an exercise price equal to the market value of our common stock on the date of grant, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe that providing such a benefit will create better performance incentives for employees and thereby maximize stockholder value. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options which have exercise prices of $8.00 per share or higher in exchange for new options equal to the number of shares subject to the options tendered by such option holder and accepted for exchange by us. The new options will be granted on or after the first business day which is at least six months and one day following the date we cancel the options accepted by us for exchange, but no later than May 22, 2002, unless the Company extends the offer. (Section 2).

WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

         Repricing our existing options would result in variable accounting for such options, which may require us for financial reporting purposes to record additional compensation expense each quarter until such repriced options are exercised, cancelled or expired. Therefore, repricing existing options would have a negative effect on our earnings, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Section
11).

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

         Any current employee of the Source who is not an executive officer, or employee of any of our subsidiaries, who is in good standing and who has one or more outstanding stock options under the Plans which have exercise prices of $8.00 per share or higher is eligible. To receive a grant of new options pursuant to the offer and under the terms of the 1995 Incentive Plan or the Omnibus Plan, you must be an employee in good standing of the Source or any subsidiary of the Source from the date you tender options through the date we grant the new options. Special considerations may apply to your individual situation; therefore, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. For purposes of the offer, an employee is in good standing if he or she has not given notice of his or her intention to leave the Company's employ and has not received notice from the Company of its intention to terminate his or her employment. (Section 1).

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of options being tendered. The offer, however, is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock, or an acquisition proposal. These and various other conditions are more fully described in this offer. (Section 6).

HOW DO I PARTICIPATE IN THE OFFER?

         To participate, you must deliver, before 5:00 p.m., St. Louis, Missouri time, on Monday, November 19, 2001, a properly completed and signed letter of transmittal and any other documents required by the letter of transmittal to The Source Information Management Company, Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 USA (facsimile (314) 995-9022). We will only accept a paper copy or a facsimile copy of your signed letter of transmittal. Delivery by e-mail will not be accepted. If the offer is extended by us beyond November 19, 2001, you must deliver these documents before the extended expiration of the offer. (Section 3).

IF I CHOOSE TO PARTICIPATE, DO I HAVE TO TENDER ALL MY OPTIONS?

         Only incentive or non-qualified stock options, as the case may be, under the Plans with exercise prices greater than or equal to $8.00 per share will be accepted for exchange. In addition, we are not accepting partial tenders of an individual option grant, so to tender any shares under an individual grant, you must tender all shares still subject to the grant. For example, if you hold an option to purchase 3,000 shares of common stock and you have exercised the option with respect to 1,000 of the underlying shares, then you must either tender all 2,000 remaining options or none of such options; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants with exercise prices greater than or equal to $8.00 per share, you may choose to tender one or more but not necessarily all of your grants. If you attempt to tender options for part of a specific grant, but not all outstanding options for such grant, your tender of such grant will be rejected. If you properly tender other grants, however, such other grants will be accepted.

WHAT IS THE DEFINITION OF A GRANT?

         A grant is an award of stock options.

WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the new options on or after the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange, but no later than May 22, 2002, unless the Company extends the offer. HOWEVER, IF YOU ARE NOT AN EMPLOYEE IN GOOD STANDING OF THE SOURCE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Section 5).

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options earlier than six months and one day after the date we cancel the options tendered for exchange, we would be subject to the variable accounting rules described above.

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel any of the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the date we cancel options accepted for exchange. If we granted new, additional options to you prior to the date that is six months and one day following the cancellation of options accepted for exchange, the accounting rules would treat the new options as granted in exchange for the surrendered grant, and we would be subject to the variable accounting rules described above. As a result, the compensation committee of our board of directors does not plan to grant any additional options until after such date, including additional grants to employees who do not elect to participate in this exchange offer. However, the compensation committee reserves the right to decide to grant additional options to certain employees on a case-by-case basis during this period. (Sections 5 and 11).

CAN I TENDER THE UNEXERCISED PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

         Yes. Any remaining outstanding, unexercised eligible option can be tendered. In order to participate, you must elect to tender for cancellation all remaining options in any grant. The re-grant will be one for one, but only in replacement of cancelled options. (Section 1).

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

         Yes. To receive a grant of new options pursuant to the offer and under the terms of the Plans, you must be an employee in good standing of the Source or one of its subsidiaries from the date you tender options through the date we grant the new options. We will not grant the new options earlier than the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE IN GOOD STANDING OF THE SOURCE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Section 5).

WHAT HAPPENS IF THE SOURCE IS ACQUIRED DURING THE SIX MONTH PERIOD AFTER MY TENDERED OPTIONS ARE CANCELLED BUT BEFORE I AM GRANTED NEW OPTIONS?

         While we currently have no plans to enter into such a transaction, it is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such transaction, tendering option holders might be deprived of any further price appreciation in the common stock. For example, if our stock were acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new option for that transaction. In addition, in the event of an acquisition of the Company in a stock-for-stock transaction, tendering option holders might receive options to purchase shares of a different issuer.

         We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of the Company and its stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         We will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options you tendered and we accepted for exchange. (Section 1)

WHAT WILL THE TERMS OF MY NEW OPTIONS BE?

         All of the new options granted pursuant to this offer will be incentive or non-qualified options granted under the 1995 Incentive Plan or the Omnibus Plan based on the type of options tendered or qualified. The terms of the new options will be subject to the terms and conditions of the 1995 Incentive Plan or the Omnibus Plan, depending on which plan the tendered option was granted, and a new stock option agreement between you and us, which will be substantially in the form of exhibit (d)(3) or (d)(4), depending on the plan the tendered option was granted, to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on October 22, 2001. (Section 8).

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL TENDERED OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Section 8).

WHEN WILL THE NEW OPTIONS VEST?

         The new options will be subject to the same vesting schedule as the options tendered. (Section 8). The new options will vest only for so long as you are an employee of the Company. Vesting shall terminate immediately upon the termination of your employment for any reason.

HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         We understand that this will be a challenging decision for all eligible employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assessment of the employee's existing stock option package and assumptions about the future overall economic environment, the performance of the Nasdaq National Market, our stock price and our business. (Section 2).

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes. Special tax considerations may apply to employees who are not residents of the United States. We recommend that you consult with your own tax advisor to determine the tax consequences of this offer under the laws of the country in which you live and work. (Section 13).

IF THE OPTIONS I TENDER ARE NON-QUALIFIED STOCK OPTIONS, WILL MY NEW OPTIONS BE NON-QUALIFIED STOCK OPTIONS?

         Yes. If non-qualified stock options are tendered, the new options granted pursuant to this offer will be nonqualified stock options. Conversely, if incentive stock options are tendered, the new options granted pursuant to any offer will be incentive stock options. (Section 8).

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding and retain their current exercise price and current vesting schedule.

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         The offer expires on Monday, November 19, 2001, at 5:00 p.m., St. Louis, Missouri time, unless we extend it.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York, New York time, on the next business day following the previously scheduled expiration of the offer period. If that offer is extended, then the grant date of the new options will also be extended. (Section 14).

WHAT DO I NEED TO DO TO TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before 5:00 p.m., St. Louis, Missouri time, on Monday, November 19, 2001, a properly completed and signed letter of transmittal and any other documents required by the letter of transmittal to The Source Information Management Company,
Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 USA (telephone (314) 995-9040). We will only accept a paper copy or a facsimile copy of your signed letter of transmittal. Our facsimile number is
(314) 995-9022. Delivery by e-mail will not be accepted.

         If the offer is extended by us beyond November 19, 2001, you must deliver these documents before the extended expiration of the offer. (Section
3).

         We reserve thc right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Section 5).

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before 5:00 p.m., St. Louis, Missouri time, on Monday, November 19, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. ONCE YOU HAVE WITHDRAWN OPTIONS, YOU MAY NOT SUBSEQUENTLY RE-TENDER SUCH OPTIONS. (Section 4).

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact The Source Information Management Company, Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 USA (facsimile (314) 995-9022), e-mail: brodgers@sorc-info.com.

                                  INTRODUCTION

         The Source is offering to exchange all outstanding options to purchase shares of our common stock at an exercise price greater than or equal to $8.00 per share granted to employees of the Company who are not executive officers or to employees of any of the Company's subsidiaries under the Amended and Restated 1995 Incentive Stock Option Plan ("1995 Incentive Plan") and the 1998 Omnibus Plan (the "Omnibus Plan") (collectively, the 1995 Incentive Plan and the Omnibus Plan are the "Plans") for new options that we will grant under the Plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange by us. We will grant the new options on or after the first business day which is at least six months and one day following the date we cancel the options accepted for exchange by us, but no later than May 22, 2002, unless we extend the offer. You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. If you attempt to tender options for part of a specific grant, but not all outstanding options for such grant, your tender of such grant will be rejected. If you properly tender other grants, however, such other grants will be accepted. This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to further conditions described in Section 6 of this offer to exchange.

         If you tender options and they are accepted by us for exchange, the options will be cancelled on the date we accept the options for exchange. The new options issued in exchange for the cancelled options will be issued subject to the terms of the 1995 Incentive Plan or the Omnibus Plan, depending on under which plan the tendered option was granted, and a new stock option agreement between you and us, a copy of which you will receive when the new options are granted. For any cancelled options which were granted under an option plan, your current stock option agreement evidencing such options will be terminated upon cancellation of such options.

         The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will expire on the same date as the options tendered, unless terminated earlier according to the terms and provisions of the new stock option agreement between you and Source, and will be subject to the same vesting schedule as the tendered options. The terms of the new options are described in Section 8 of this offer to exchange.

         As of October 22, 2001, options to purchase 4,051,066 shares of our common stock were outstanding under the Plans, of which 516,860 were at exercise prices equal to or greater than $8.00 per share and so were eligible to participate in this offer.

         All options accepted by us pursuant to this offer will be canceled.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we are offering to exchange new incentive or non-qualified options, as the case may be, to purchase common stock under the Plans in return for all eligible outstanding incentive or non-qualified options under the Plans at an exercise price greater than or equal to $8.00 per share that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. All unexercised options granted at an exercise price greater than or equal to $8.00 per share to employees other than executive officers under the Plans are eligible. You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. If you attempt to tender options for part of a specific grant, but not all outstanding options for such grant, your tender of such grant will be rejected. If you properly tender other grants, however, such other grants will be accepted.

         If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to either the terms of the 1995 Incentive Plan or the Omnibus Plan, depending on under which plan the tendered option was granted, and a new stock option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE IN GOOD STANDING OF THE SOURCE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. This means that if you die or quit, or give notice of your intent to quit, or we terminate or give notice of our intent to terminate your employment for any reason prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

         We are also reserving the right, in the event of a business combination or similar transaction after the expiration date, to take any action we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interests of the Source and its stockholders. Such action could include terminating your right to receive replacement options under this offer. If we were to terminate the right of option holders to receive replacement options under this offer in connection with any such transaction, option holders who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities or any other consideration for their tendered options. We currently have no plans to enter into a business combination or similar transaction, nor are we in negotiations with any party to effect any such transaction.

         The term "expiration date" means 5:00 p.m., St. Louis, Missouri time, on Monday, November 19, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, St. Louis, Missouri time.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under the Plans for the following purposes:

         - to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and create a stronger incentive for our employees to expend maximum effort for our growth and success; and

         - to encourage our employees to continue their employment with us.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange eligible outstanding options with exercise prices greater than or equal to $8.00 per share for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and create better performance incentives for employees, thereby maximizing stockholder value. A total re-grant of new options without cancellation of the options they are meant to replace would have a negative dilutive impact on our outstanding shares and earnings per share. Additionally, Source has a limited pool of options available under the Plans, and we must conserve our currently available options for new hires and ongoing grants.

         Except as otherwise disclosed in this offer to exchange, including but not limited to that disclosure contained in Section 9, Information Regarding the Company, or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

         (a) a material corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any change in our present board of directors or management, including a change in the number or term of directors or the filling of any existing board vacancies or amending any executive officer's material terms of employment;

         (e) any other material change in our corporate structure or business;

         (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1933, as amended (the "Securities Exchange Act");

         (h)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act;

         (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

         (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. The new options may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. The decision regarding whether to participate must be each individual employee's personal decision, and it will depend largely on each employee's assessment of the employee's existing stock option package and assumptions about the future overall economic environment, the performance of the Nasdaq National Market, our stock price and our business.

3.       PROCEDURES FOR TENDERING OPTIONS.

PROPER TENDER OF OPTIONS.

         To tender your options validly pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, sign and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We will only accept a signed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at The Source Information Management Company, Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 USA (facsimile
(314) 995-9022), before the expiration date. Your new options will be granted on or after the first business day which is at least six months and one day following the date we cancel the options accepted by us for exchange, but no later than May 22, 2002, unless we extend the offer.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. YOUR OPTIONS WILL NOT BE

CONSIDERED TENDERED UNTIL WE RECEIVE THEM. WE WILL NOT ACCEPT DELIVERY BY
E-MAIL.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

         We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options that are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your options after they have been tendered at any time before the expiration date. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.

         To withdraw tendered options validly, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be signed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

ONCE YOU HAVE WITHDRAWN OPTIONS, YOU MAY NOT RE-TENDER SUCH OPTIONS.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If we cancel options accepted for exchange, you will be granted new options on or after the first business day that is at least six months and one day following the date we cancel options accepted for exchange, but no later than May 22, 2002, unless we extend the offer. If the offer is extended, then the grant date of the new options also will be extended. If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to record a variable compensation expense against our earnings.

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the date we cancel options accepted for exchange. The compensation committee of our board of directors does not plan to grant any additional options until after such date, including additional grants to employees who do not elect to participate in this exchange offer. The compensation committee, however, reserves the right to decide to grant additional options to certain employees on a case-by-case basis during this period.

         Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events.

         PLEASE NOTE, HOWEVER, THAT IF YOU ARE NOT AN EMPLOYEE IN GOOD STANDING OF THE SOURCE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE IN GOOD STANDING FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Certain employee leaves of absence that are approved by us in advance will be deemed to constitute continued employment. An employee who gives notice of his or her intent to leave the Company's employ or who is given notice by the Company of its intent to terminate his or her employment prior to the issuance of the replacement options will not be entitled to receive any replacement options.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. After we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.       CONDITIONS OF THE OFFER.

         We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(D) (5) under the Securities Exchange Act, if at any time on or after October 22, 2001 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

         (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Source or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

         (b) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

              (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

              (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

              (3) materially impair the benefits that we believe we will receive from the offer; or

              (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Source or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

         (c)  there shall have occurred:

              (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

              (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

              (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

              (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

              (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of the Source or our subsidiaries or on the trading in our common stock;

              (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Source or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

              (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

              (8) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 22, 2001;

         (d) any change in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

         (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or we shall have learned that:

              (1) any person, entity or "group," within the meaning of Section 13(d) (3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 22, 2001;

              (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 22, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

              (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

         (f) any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is quoted on the Nasdaq National Market under the symbol "SORC". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

           Quarter Ended                         High                Low
-------------------------------------    ---------------------    -----------
October 31, 2001 (through
October 16, 2001)                        $5.60                    $3.37
July 31, 2001                            $6.31                    $3.95
April 30, 2001                           $6.13                    $3.44
January 31, 2001                         $7.13                    $3.66
October 31, 2000                         $11.06                   $4.97
July 31, 2000                            $15.25                   $10.69
April 30, 2000                           $22.81                   $14.00
January 31, 2000                         $17.13                   $10.44
October 31, 1999                         $15.88                   $11.00

         As of October 16, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $4.05 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION.

         We will issue new options to purchase common stock under the 1995 Incentive Plan or the Omnibus Plan, depending on under which plan the tendered options were granted, in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we expect to grant new options to purchase a total of approximately 516,860 shares of our common stock.

TERMS OF NEW OPTIONS.

         The new options will be issued pursuant to the 1995 Incentive Plan or the Omnibus Plan, depending on under which plan the tendered options were granted, and a new stock option agreement between you and us, which you will receive when the new options are granted. The new stock option agreement will be substantially the same as the form option agreement attached as exhibit d(3) or d(4), depending on the type of option tendered, to the Tender Offer Statement on Schedule TO that we filed with the SEC on October 22, 2001. Except with respect to the exercise price, and certain other terms specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

         The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

1995 Incentive Plan

         The following description of the 1995 Incentive Plan and the new stock option agreement to which each new option will be subject is only a summary, and may not be complete. For complete information please refer to the copies of the 1995 Incentive Plan and the stock option agreements that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at The Source Information Management Company, Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 USA (facsimile
(314) 995-9022) to request copies of the 1995 Incentive Plan or the form of the new option agreement, which will be provided at our expense.

         The following description summarizes the material terms of the 1995 Incentive Plan and the options granted under the 1995 Incentive Plan.

         General Information. An aggregate of 2,770,661 shares of our common stock may be issued pursuant to awards under the 1995 Incentive Plan. This number may be increased by a resolution adopted by our board of directors and approved by our stockholders, in accordance with applicable state law.

         The 1995 Incentive Plan permits the granting of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and the granting of options that do not qualify as incentive stock options, referred to throughout this offer as non-qualified stock options. Options granted pursuant to this offer will be incentive options or non-qualified options, depending on the type of options tendered. All employees who are not members of the compensation committee of the Company's board of directors are eligible to receive options under the 1995 Incentive Plan. Each option is evidenced by a written agreement between the Company and the option holder containing terms and conditions approved by our board of directors or the compensation committee of our board of directors. The provisions of any such option agreement will not be inconsistent with the terms of the 1995 Incentive Plan.

         Administration. The 1995 Incentive Plan is administered by the compensation committee of our board of directors. Subject to the provisions of the 1995 Incentive Plan, the committee is authorized to adopt and revise rules and regulations under which the 1995 Incentive Plan is governed and consistent with the provisions of the 1995 Incentive Plan; (i) to grant options; (ii) to determine the type of options (non-qualified stock options or incentive stock options); (iii) to determine the terms and conditions of all options; (iv) to construe and interpret the 1995 Incentive Plan and options granted under it; (v) to determine the time or times an option may be exercised, the number of shares as to which an option may terminate; (vi) to establish, amend and revoke rules and regulations relating to the 1995 Incentive Plan and its administration;
(vii) and to correct any defect supply any omission, or reconcile any inconsistency in the 1995 Incentive Plan, or in any option agreement, in a manner and to the extent it shall deem necessary, all of which determinations and interpretations made by the compensation committee shall be conclusive and binding on all options and on their legal representations and beneficiaries; and
(viii) to determine all questions of policy and expediency that may arise in the administration of the 1995 Incentive Plan and generally exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company. The committee's actions, including any interpretation or construction of any provisions of the 1995 Incentive Plan and any option is final, conclusive and binding.

         Exercise and Termination of Awards. The terms and conditions applicable to the exercise of awards and the events or occurrences which may trigger the acceleration, termination or forfeiture of the new options under the 1995 Incentive Plan are set forth in the new stock option agreement. The new stock option agreement will be substantially the same as the form option agreement attached as exhibit (d)(3) to the Tender Offer Statement on Schedule TO that we filed with the SEC on October 22, 2001.

         Term. Subject to terms in the new stock option agreement and the 1995 Incentive Plan providing for earlier termination of the option, the new options will terminate on the same date as the options tendered. Terms of the new stock option agreement providing for termination of the option include, without limitation, termination of the option within specified periods of time after (i) termination of your employment with Source or one of our subsidiaries and (ii) your death.

         No awards may be made under the 1995 Incentive Plan after August 22, 2005. Although shares of common stock may be issued after August 22, 2005 pursuant to awards made on or prior to that date, no shares of our common stock will be issued under the 1995 Incentive Plan after August 21, 2015.

         Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

         Vesting and Exercise. The compensation committee has the authority to determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee. The new options will be subject to the same vesting schedule as the options tendered. Options may be exercised only to the extent they are vested. Any option that has not vested as of the date of your termination of employment with the Company will terminate as of such date.

         Payment of Exercise Price. In accordance with the applicable stock option agreement, exercise of the new options may be made, in whole or in part, by delivery of a written notice to us which is accompanied by payment in full of the applicable exercise price. Payment of the option exercise price for the new options may be made by delivery of cash, shares of Source common stock owned by you, or some combination of those two methods.

         Amendment and Termination of the Option Plans. Our board may amend or terminate the 1995 Incentive Plan at any time and in any manner, subject to certain restrictions.

         No Stockholder Rights and Employment Rights. A participant shall have no stockholder rights with respect to the shares of our common stock subject to his or her outstanding option grants until such shares are purchased in accordance with the 1995 Incentive Plan and the option agreement evidencing such option. Nothing in the 1995 Incentive Plan confers upon the participant any right to continue in our employ.

         Restrictions on Option Transfers. Options granted under the 1995 Incentive Plan may not be transferred by an option holder other than by will or the laws of descent and distribution. Each new option will be exercisable during the option holder's lifetime only by that option holder. Any attempt to transfer a new option or any interest in a new option in violation of the provisions of the 1995 Incentive Plan will terminate the option and it immediately will become null and void.

         Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 1995 Incentive Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

         Tax Consequences. You should refer to Section 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting the new options under this offer to exchange. Special considerations may apply to employees located outside of the United States. In some countries, the application of local taxation rules may have an impact upon the re-grant. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

Omnibus Plan

         The following description of the Omnibus Plan and the new stock option agreement to which each new option will be subject is only a summary, and may not be complete. For complete information please refer to the copies of the Omnibus Plan and the stock option agreements that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at The Source Information Management Company, Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 USA (facsimile (314) 995-9022) to request copies of the Omnibus Plan or the form of the new option agreement, which will be provided at our expense.

         The following description summarizes the material terms of the Omnibus Plan and the options granted under the Omnibus Plan.

         General Information. An aggregate of 1,850,000 shares of our common stock may be issued pursuant to awards under the Omnibus Plan. This number may be increased by a resolution adopted by our board of directors and approved by our stockholders, in accordance with applicable state law.

         The Omnibus Plan permits the granting of options that do not qualify as incentive stock options, referred to throughout this offer as non-qualified stock options. Options granted pursuant to this offer will be non-qualified options. All directors and employees are eligible to receive options under the Omnibus Plan. Each option is evidenced by a written agreement between the Company and the option holder containing terms and conditions approved by our board of directors or the compensation committee of our board of directors. The provisions of any such option agreement will not be inconsistent with the terms of the Omnibus Plan.

         Administration. The Omnibus Plan is administered by the board of directors. Subject to the provisions of the Omnibus Plan, the board is authorized to adopt and revise rules and regulations under which the Omnibus Plan is governed and, consistent with the provisions of the Omnibus Plan (i) to determine the terms and conditions of all options; (ii) to construe and interpret the Omnibus Plan and Options granted under it; (iii) to establish, amend and revoke rules and regulations relating to the Omnibus Plan and its administration; (iv) to determine the time or times an option may be exercised, the number of shares as to which an option may be exercised at any one time, to accelerate the time or times at which an option may be exercised and increase the number of shares as to which an option may be exercised at any one time, (v) to determine when an Option may terminate; (vi) and to correct any defect, supply any omission, or reconcile any inconsistency in the Omnibus Plan, or any option agreement, in a manner and to the extent it shall deem necessary, all of which determinations and interpretations made by the board of directors shall be conclusive and binding on all optionees and on their legal representatives and beneficiaries; and (vi) to determine all questions of policy and expediency that may arise in the administration of the Omnibus Plan and generally exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company.

         Exercise and Termination of Awards. The terms and conditions applicable to the exercise of awards and the events or occurrences which may trigger the acceleration, termination or forfeiture of the new options under the Omnibus Plan are set forth in the new stock option agreement. The new stock option agreement will be substantially the same as the form option agreement attached as exhibit (d)(4) to the Tender Offer Statement on Schedule TO that we filed with the SEC on October 22, 2001.

         Term. Subject to terms in the new stock option agreement and the Omnibus Plan providing for earlier termination of the option, the new options will terminate on the same date as the options tendered. Terms of the new stock option agreement providing for termination of the option include, without limitation, termination of the option within specified periods of time after (i) termination of your employment with Source and (ii) your death.

         No awards may be made under the Omnibus Plan after January 31, 2008. Although shares of common stock may be issued after January 31, 2008 pursuant to awards made on or prior to that date, no shares of our common stock will be issued under the Omnibus Plan after January 30, 2018.

         Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

         Vesting and Exercise. The board has the authority to determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the board. The new options will be subject to the same vesting schedule as the options tendered. Options may be exercised only to the extent they are vested. Any option that has not vested as of the date of your termination of employment with the Company will terminate as of such date.

         Payment of Exercise Price. In accordance with the applicable stock option agreement, exercise of the new options may be made, in whole or in part, by delivery of a written notice to us which is accompanied by payment in full of the applicable exercise price. Payment of the option exercise price for the new options may be made by (i) delivery of cash, (ii) if specifically permitted in the option agreement, shares of Source common stock owned by you, or (iii) if expressly permitted in the option agreement and to such instructions as the board of directors may specify, at the option holder's written request the Company may deliver certificates for the shares of stock for which the option is being exercised to a broker for sale on behalf of the option holder provided the option holder has irrevocably instructed such broker to remit directly to the Company on the option holder's behalf the full amount of the exercise price from the proceeds of such sale.

         Amendment and Termination of the Option Plans. Our board may amend or terminate the Omnibus Plan at any time and in any manner, subject to certain restrictions.

         No Stockholder Rights and Employment Rights. A participant shall have no stockholder rights with respect to the shares of our common stock subject to his or her outstanding option grants until such shares are purchased in accordance with the Omnibus Plan and the option agreement evidencing such option. Nothing in the Omnibus Plan confers upon the participant any right to continue in our employ.

         Restrictions on Option Transfers. Options granted under the Omnibus Plan may not be transferred by an option holder other than by will or the laws of descent and distribution. Each new option will be exercisable during the option holder's lifetime only by that option holder.

         Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Omnibus Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC.

Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

         Tax Consequences. You should refer to Section 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting the new options under this offer to exchange. Special considerations may apply to employees located outside of the United States. In some countries, the application of local taxation rules may have an impact upon the re-grant. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

9.       INFORMATION REGARDING THE COMPANY

         The Source, through its Interlink division, is the leading national and international direct distributor of magazines to major book chains, independent retailers, and secondary retail outlets. Distribution includes more than 6,000 magazine titles to over 10,400 retail outlets domestically and in 68 countries internationally. A partial list of its major customers includes Barnes & Noble,
B. Dalton Booksellers, Borders, Waldenbooks, Babbages, Hastings Book, Music & Video and Tower Magazines/MTS, Inc. Interlink also supplies distribution to the Secondary Distribution Network, a vibrant market which totals, in aggregate, net billing at retail, in excess of $250 million. Its 40% market share represents service to over 350 wholesalers who sell to over 35,000 retailers with 1,600 magazine titles on behalf of over 160 publishers.

         The Company is also the leading provider of information and management services for retail magazine sales to U.S. and Canadian retailers and magazine publishers. Source is the category leader at the checkout counter. This service includes the design, manufacturing, shipping through its freight company of fixtures used at the checkout, salvage of old fixtures and billing and collection of rebates paid by front-end vendors. These checkout counters are located in over 100,000 stores in North America and have a customer count of approximately 500 million consumers per week. From its core businesses, industry knowledge and relationships with retailers, publishers and vendors of mass merchandise products, Source has developed its ICN website that offers retailers and publishers proprietary information, a forum for communication, and e-commerce. Additional information is available at the Company's website, http://icn.sorc-info.com/

         Financial Information. The following table sets forth selected consolidated financial and operating data for the Source. The selected historical statement of operations data for the years ended January 31, 2000 and 2001 and the selected historical balance sheet data as of January 31, 2001 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended January 31, 2001 that have been audited by BDO Seidman, LLP, independent public accountants. The selected historical statement of operations data for the six months ended July 31, 2000 and July 31, 2001 and the selected historical balance sheet data as of July 31, 2001, which are included in our quarterly report on Form l0-Q for the quarter ended July 31, 2001, and the selected historical balance sheet data as of July 31, 2000, which is included in our quarterly report on Form l0-Q for the quarter ended July 31, 2000, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

         Income Statement Data:



                                                          Year Ended                         Six Months Ended
                                                          ----------                         ----------------

                                            January 31, 2001     January 31, 2000    July 31, 2001    July 31, 2000
                                            ----------------     ----------------    -------------    -------------

Total Revenues                                    91,748               82,488            75,659           47,166

Total Cost of Revenue                             59,830               48,869            57,802           29,850

                                                          Year Ended                         Six Months Ended
                                                          ----------                         ----------------

                                            January 31, 2001     January 31, 2000    July 31, 2001    July 31, 2000
                                            ----------------     ----------------    -------------    -------------
Gross Profit                                      31,918               33,619            17,857           17,316

Selling, General and Administrative               20,032               14,880            12,943            8,077
Expense

Operating Income                                  11,886               18,739             4,914            9,239

Total Other Income (Expense)                      (2,276)              (1,071)              747           (1,035)

Income before Income Taxes                         9,610               17,668             5,661            8,204

Income Tax Expense                                 3,776                7,557             1,960            3,463

Net Income                                         5,834               10,111             3,701            4,741

Earning per Share - Basic                           0.33                 0.66              0.21             0.27

Earning per Share - Diluted                         0.32                 0.60              0.21             0.25



         Balance Sheet Data (at period end):



Total assets                                     157,108              156,759           240,344          165,735

Total liabilities                                 45,307               49,345           120,087           52,148

Stockholders' equity                             111,801              107,414           120,257          165,735



         Other Financial Data:

Net cash provided by (used in) operating           8,718              (16,352)              798           (5,289)
activities

Net cash used in investing activities             (8,839)             (42,066)          (15,204)          (4,906)

Net cash (used in) provided by financing            (532)              59,403            15,251           10,360
activities

         See "Additional Information" beginning on page 26 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

         The Company's subsidiaries have entered into an agreement to sell certain manufacturing facilities located in Quincy, Illinois; Rockford, Illinois; Carson City, Nevada; and Philadelphia, Pennsylvania for consideration consisting of cash approximately equal to $18.2 Million and approximately $8.1 Million in 20 year notes. The

Facilities will be leased back by the subsidiaries. Consummation of the transactions is still subject to certain conditions.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of August 31, 2001, our executive officers and directors as a group beneficially owned options outstanding under the 1995 Incentive Plan to purchase a total of 1,139,242 shares of our common stock, which represented approximately 49.3% of the shares subject to all options outstanding under that option plan as of that date. Our directors and executive officers as a group beneficially owned options outstanding under the Omnibus Plan to purchase a total of 1,718,166 shares of our common stock, which represented approximately 98.7% of the shares subject to all options outstanding under that plan as of that date. In addition, options granted to executive officers of the Company under the Plans are not eligible for exchange. Our executive officers and directors, as a group beneficially owned options outstanding under all of the option plans to purchase a total of 2,857,408 of our shares, which represented approximately 70.5% of the shares subject to all options outstanding under all of our option plans as of that date.



Name and Address of                                            Percent of
Beneficial Owner (1)             Number of Shares (2)         Common Stock
--------------------             --------------------         ------------

S. Leslie Flegel                       1,888,576                  9.8

James R. Gillis                         342,501                   1.8

Monte Weiner                            306,168                   1.7

Aaron Katzman                           288,909                   1.6

Jason S. Flegel                         177,527                    *

Harry L. "Terry" Franc, III             108,505                    *

Robert O. Aders                          80,000                    *

W. Brian Rodgers                         72,242                    *

Kenneth F. Teasdale                      68,771                    *

Randall S. Minix                         67,974                    *

Frank Bishop                             54,485                    *

Elizabeth A. Pagano                      16,667                    *

All directors and officers as          3,472,325                 17.2
a group

(1) Unless otherwise specified in the footnotes to this table, the address of each person set forth in the above table is Two City Place, Suite 380, St. Louis, Missouri 63141.

(2) Includes shares which may be acquired within 60 days of August 31, 2001, pursuant to outstanding options by the person or persons listed, as follows: S. Leslie Flegel - 1,003,006 shares; James R. Gillis - 334,000 shares; Monte Weiner
- 250,000 shares; Aron Katzman - 40,000 shares; Jason S. Flegel - 63,758 shares; Harry L. Franc, III

- 50,000 shares; Robert O. Aders - 50,0000 shares; W. Brian Rodgers - 72,242 shares; Kenneth F. Teasdale - 20,000 shares; Randall S. Minix - 50,000 shares; Frank Bishop - 54,485 shares; Elizabeth Pagano - 16,667 shares; All directors and officers as a group, 2,004,157 shares.

*        indicates less than 1%.

         SHARE TRANSACTIONS

         An option to purchase 50,000 shares of the Company's common stock was granted to Elizabeth A. Pagano on September 20, 2001. The above-mentioned issuance was the only transaction the executive officers and directors of Source engaged in during the sixty (60) days prior to and including October 22, 2001.

         Except as otherwise described above and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Source or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Source.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options we acquire pursuant to the offer will be cancelled, and the shares of common stock subject to options granted under the Plans will be returned to the pool of shares available for grants of new options under that option plan and for issuance upon the exercise of such options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, shares returned to the pool of shares available for grants of options subject to the Plans will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of transactions contemplated by the offer because (i) we do not intend to grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and
(ii) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the date we cancel options accepted for exchange in this offer in order that we will not incur compensation expense as a result of the offer. Therefore, the compensation committee of our board of directors does not plan to grant any additional options until after such date, including additional grants to employees who do not elect to participate in this exchange offer. However, the compensation committee reserves the right to decide to grant additional options to certain employees on a case-by-case basis during this period.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6 and Section 1.

13.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. Federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         If you exchange outstanding stock options for new options, you will not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, you will not be required to recognize additional income for U.S. Federal income tax purposes. The grant of options is not recognized as taxable income.

         All new options granted pursuant to the offer will be nonqualified or incentive stock options, depending on the type of option tendered.

         US. Federal Income Tax Consequences of Non-qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of compensation income taxable to you.

         The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

         US. Federal Income Tax Consequences of Incentive Stock Options. A participant who exercises an incentive stock option while employed by the Company or within the 3 month (1 year for disability) period after termination of employment, will not recognize any ordinary income at that time. If the shares acquired upon the exercise are not disposed of until more than 1 year after the date of the exercise, and more than 2 years after the date the incentive stock options were granted, the excess of the sale proceeds over the aggregate option price of such shares will be treated as long-term capital gain to the participant. If the shares acquired on exercise of the incentive stock options are disposed of prior to such dates (a "disqualifying disposition"), the excess of the fair market value of the shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income to the participant at the time of such disqualifying disposition. The Company will be entitled to a federal tax deduction in a like amount, subject to the limitation on deductions discussed below. If an incentive stock option is exercised more than 3 months (1 year for disability) after termination of employment, the participant will recognize ordinary income equal to the difference between the option price and the fair market value of the stock received on the date of exercise. The Company would be allowed a deduction for a like amount in such case, subject to the limitation on deductions discussed below. For purpose of the alternative minimum tax on individuals, on exercise of an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the amount paid for the stock will be treated as taxable. A participant does not recognize any taxable income on the grant or exercise of an incentive stock option. However, if there is a disqualifying disposition of stock received on the exercise of an incentive stock option, the Company may deduct from income in the year of the disqualifying disposition an amount equal to the amount that the participant recognizes as ordinary income due to the disqualifying disposition, subject to certain limitations on deductions.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO COUNTRY, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         IF YOU CHOOSE NOT TO EXCHANGE ALL OF YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES ATTRIBUTABLE TO THE EXERCISE OF THE ELIGIBLE OPTIONS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF COMMON STOCK PURCHASED UNDER THESE OPTIONS.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We may from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by publicly announcing the extension and giving oral or written notice of the extension to the option holders and making a public announcement thereof. If the offer is extended, then the grant date of the new options also will be extended.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f) (5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York, New York time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e) (3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         (a) Our annual report on Form 10-K for the year ended January 31, 2001, filed with the Commission on May 31, 2001;

         (b) Our quarterly report on Form 10-Q for the quarter ended July 31, 2001, filed with the Commission on September 14, 2001;

         (c) Our proxy statement for the 2001 Annual Meeting of Stockholders, filed with the Commission on October 9, 2001;

         (d) Our current reports on Form 8-K dated June 12, 2001 and August 14, 2001;

         (e) The description of our common stock contained in the registration statement on Form 8-A filed with the Commission on October 1, 1997, under Section 12(g) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description;

         (f)  Our registration statements on Forms S-8 filed on June 28, 2001;
              and

         (g) Any document that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this offer to exchange and before the termination of this offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

                             450 Fifth Street, N.W.
                             Room 1024
                             Washington, D.C. 20549

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "SORC," and our SEC filings can be read at the following Nasdaq address:

                             Nasdaq Operations
                             1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                             The Source Information Management Company
                             Attention: W. Brian Rodgers
                             Two City Place, Suite 380
                             St. Louis, Missouri 63141 USA
                             (facsimile (314) 995-9022)

between the hours of 9:00 a.m. and 5:00 p.m., St. Louis, Missouri time. As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recent document. The information contained in this offer about Source should be read together with the information contained in the documents to which we have referred you.

17.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

         Certain information contained herein should be considered "forward-looking information," which is subject to a number of substantial risks and uncertainties. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as "anticipates," "believes," "could," "estimate," "expect," "intend," "may," "might," "should," "will," and "would" and other forms of these words or similar words are intended to identify forward-looking information. Such forward-looking statements are made only as of the date of this report. The Company's actual results could differ materially from those contained in forward-looking statements. Important factors known to the Company that could cause such material differences are discussed under the caption "Risk Factors" in the above-mentioned filings. The Company undertakes no obligations to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of; the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                                      The Source Information Management Company

October 22, 2001

                                   SCHEDULE A

                             INFORMATION CONCERNING
                     THE DIRECTORS AND EXECUTIVE OFFICERS OF
                   THE SOURCE INFORMATION MANAGEMENT COMPANY,
                                DOING BUSINESS AS
                            SOURCE INTERLINK COMPANY

         The directors and executive officers of Source and their positions and offices as of October 22, 2001, are set forth in the following table:


                        NAME                                                  POSITION AND OFFICES HELD
======================================================       =========================================================
S. Leslie Flegel                                             Director, Chairman and Chief Executive Officer
James R. Gillis                                              Director, Chief Operating Officer and President
W. Brian Rodgers                                             Secretary and Chief Financial Officer
Jason S. Flegel                                              Executive Vice President, Information Services
Monte Weiner                                                 President and Chief Executive Officer - Source Display
Frank Bishop                                                 Senior Vice President - Sales
Elizabeth A. Pagano                                          Vice President - Human Resources
Robert O. Aders                                              Director
Harry L. "Terry" Franc, III                                  Director
Aaron Katzman                                                Director
Randall S. Minix                                             Director
Kenneth F. Teasdale                                          Director

     The address of each director and executive officer is: c/o The Source Information Management Company, Attention: W. Brian Rodgers, Two City Place, Suite 380, St. Louis, Missouri 63141 USA (facsimile (314) 995-9022)

                    THE SOURCE INFORMATION MANAGEMENT COMPANY

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
                      TO PURCHASE SHARES OF COMMON STOCK OF
                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                                 FOR NEW OPTIONS

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
      AT 5:00 P.M., ST. LOUIS, MISSOURI TIME ON MONDAY, NOVEMBER 19, 2001,
                   UNLESS THE OFFER IS EXTENDED BY THE SOURCE.

         Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                    The Source Information Management Company
                           Attention: W. Brian Rodgers
                            Two City Place, Suite 380
                            St. Louis, Missouri 63141
                            United States of America
                            facsimile: (314) 995-9022

                                October 22, 2001